FOR IMMEDIATE RELEASE            CONTACT:     Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS ANNOUNCES COMPREHENSIVE FINANCIAL IMPROVEMENT PLAN
Targets $15 Million in Annual Cost Savings and 100% Free Cash Flow Conversion

BLOOMFIELD HILLS, Michigan, September 9, 2015 – TriMas Corporation (NASDAQ: TRS) – a diversified global manufacturer of engineered and applied products – today announced a broadly-focused Financial Improvement Plan expected to improve the Company’s profitability, cash flow conversion and operational efficiency, and deliver increased shareholder value.

The Company is targeting cost actions which are expected to yield approximately $15 million of annual savings. Approximately $5 million of the savings initiatives relates to an acceleration of the restructuring within the Company’s Energy business, with the remaining $10 million comprised of broad-based reductions in fixed overhead and selling, general and administrative costs spread relatively evenly across the remainder of the Company. Based on timing of the planned actions, the Company expects limited savings impact on its operating results in the third and fourth quarters of 2015, with the majority of the savings from such actions realized in 2016.

“These actions represent an acceleration of the margin enhancement and business improvement initiatives we have been pursuing over the past several quarters, particularly with respect to our energy market-facing businesses,” said Dave Wathen, TriMas president and chief executive officer. “With significant uncertainty in many end markets and economies, we continually assess and implement measures to improve the Company’s operations and financial position. We expect this broad-based set of cost reductions to position us for improvements in 2016 – to drive profitable growth, improve margin performance and increase free cash flow. In addition, we will continue to refine and optimize our business portfolio to support our strategic imperatives, including focusing on opportunities for growth in our higher-margin Packaging and Aerospace businesses and redeploying assets to drive the highest returns for all of our stakeholders.”

The Financial Improvement Plan consists of the following elements:

•
Headcount reductions and position eliminations which are expected to result in approximately $9 million of annual savings, the majority of which will be completed by September 30, 2015. These reductions are targeted at fixed cost infrastructure, including corporate office, and are not expected to impact the Company’s ability to execute on its strategic priorities;

•
Manufacturing and selling, general and administrative (“SG&A”) cost reductions which are expected to result in approximately $4 million of annual savings, with actions spread across each business as well as corporate office; and

•	Facility closures and consolidations which are expected to result in approximately $2 million of annual savings.

One-time cash and non-cash charges related to these actions are expected to approximate $6 million to $7 million, primarily impacting the third and fourth quarters of 2015. Such costs will be treated as Special Items when incurred and are excluded from the previously disclosed earnings guidance.

As part of this comprehensive Financial Improvement Plan, the Company has also accelerated the previously announced restructuring of its Energy business. The Company had already undertaken several initiatives to improve the cost structure of this business, including certain facility consolidations, development of a new, lower cost manufacturing facility in Reynosa, Mexico, and adding additional experienced resources to the leadership team.

“In light of continuing macro-economic uncertainty, dislocation in the financial markets and oil industry-related headwinds, we are committed to the restructuring of our Energy business at an accelerated pace to realize the benefits of operational improvements at each of our manufacturing locations, optimizing the business’ global footprint and increasing sales of higher margin products,” said Bob Zalupski, chief financial officer. “New initiatives already underway and announced today include consolidation of South Texas Bolt’s operations into the Houston and Reynosa, Mexico, facilities, as well as a meaningful reduction in SG&A headcount and related spending. We are also evaluating what is manufactured versus sourced in each of our end markets and expect further consolidation of our geographic footprint over the next several months. We are committed to improving the fixed and variable cost structure of this business and believe these actions will contribute to increasing the operating profit margin for the Energy segment to above 5% as we exit 2015, and to 10% to 12% within a three year timeframe.”

“We are also focused on addressing the profitability of our Arrow Engine business, which has been dramatically impacted by low demand for its well-site engine and compressors as a result of continued low oil prices. While Arrow Engine remained profitable during the front half of 2015 despite the more than 50% decline in sales, we previously anticipated an operating loss in the back half of 2015. However, the additional actions underway are expected to further reduce operating costs to allow this business to achieve breakeven for full year 2015,” Zalupski concluded.

In addition, the Company is taking steps to improve its free cash flow conversion, including more aggressive management of capital expenditures and working capital. These initiatives, combined with the reductions in costs and improvements in operations discussed within this release, are expected to improve free cash flow conversion to a level at or near 100% of net income for full year 2015 and over the longer-term.

Notice Regarding Forward-Looking Statements
Any “forward-looking” statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to the future prospects of the Company, general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s ability to attain the Financial Improvement Plan targeted savings and free cash flow amounts, the Company's accounting policies, future trends, and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into four reportable segments: Packaging, Aerospace, Energy and Engineered Components. TriMas has approximately 4,000 employees at more than 50 facilities in 16 countries. For more information, visit www.trimascorp.com.

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